As filed with the Securities and Exchange Commission on February 28, 1996

File Nos. 811-7197


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM N-2


Registration Statement Under the
Investment Company Act of 1940

Amendment No. 4


LATIN AMERICA GROWTH FUND, INC.
(Exact Name of Registrant as specific in charter)


One Exchange Place
Boston, Massachusetts 02109
(Address of Principal Executive Offices)


Registrant's Telephone Number (800) 310-8239


Christine P. Ritch
Latin America Growth Fund, Inc.
One Exchange Place
Boston, Massachusetts 02109
(Name and Address of Agent for Service)


LATIN AMERICA GROWTH FUND, INC.

CROSS-REFERENCE SHEET
PARTS A AND B OF PROSPECTUS*


			ITEMS IN PARTS A AND B OF FORM N-2			LOCATION IN PROSPECTUS

Item 1.	Outside Front Cover		Cover of Prospectus
Item 2.	Inside Front and Outside Back		Inside Front and Outside Back
	Cover Page		Cover of Prospectus
Item 3.	Fee Table and Synopsis		Prospectus Summary; Summary of
			Expenses; Management of the Fund
Item 4.	Financial Highlights		Not Applicable
Item 5.	Plan of Distribution		Cover of Prospectus; Management of
			the Fund; Underwriting
Item 6.	Selling Shareholders		Not Applicable
Item 7.	Use of Proceeds		Use of Proceeds; Investment
			Objective and Policies; Additional
			Investment Practices
Item 8.	General Description of the Registrant		Cover of
Prospectus; Prospectus
			Summary; The Fund; Investment
			Objective and Policies; Additional
			Investment Practices; Investment
			Restrictions; Risk Factors and
			Special Considerations
Item 9.	Management		Management of the Fund; Custodian,
			Transfer Agent, Dividend Paying
			Agent and Registrar; Common Stock
Item 10.	Capital Stock, Long-Term Debt,		Common Stock; Dividends
and
	and Other Securities		Distributions; Dividend Reinvest-
			ment Plan; Taxation
Item 11.	Defaults and Arrears on Senior		Not Applicable
	Securities
Item 12.	Legal Proceedings		Not Applicable
Item 13.	Table of Contents of the Statement		Not Applicable
	of Additional Information
Item 14.	Cover Page		Not Applicable
Item 15.	Table of Contents		Not Applicable
Item 16.	General Information and History		Not Applicable
Item 17.	Investment Objective and Policies		Investment Objective and
Policies;
			Additional Investment Practices;
			Investment Restrictions; Portfolio
			Transactions
Item 18.	Management		Management of the Fund; Custodian,
			Transfer Agent, Dividend Paying
			Agent and Registrar
Item 19.	Control Persons and Principal		Common Stock
	Holders of Securities
Item 20.	Investment Advisory and Other		Management of the Fund
	Services
Item 21.	Brokerage Allocation and Other		Portfolio Transactions
	Practices
Item 22.	Tax Status		Dividends and Distributions;
			Dividend Reinvestment Plan;
			Taxation
Item 23.	Financial Statements		Experts; Financial Statements
	PART A.	INFORMATION REQUIRED IN A PROSPECTUS*

Item 1.	Outside Front Cover

(1)(a)	Latin America Growth Fund, Inc. (the "Fund") is a closed-end diversified management investment company. Prior to September 29, 1995 the Fund was known as Lehman Brothers Latin America Growth Fund, Inc.

(1)(b)-(k)	Incorporated by reference to Amendment No. 3 to the Fund's
Registration Statement as filed with the Securities and Exchange Commission (the "Commission") on October 28, 1994 ("Amendment No. 3").

(2)	Incorporated by reference to Amendment No. 3.


Item 2.	Inside Front Cover and Outside Back Cover Page

	Incorporated by reference to Amendment No. 3.


Item 3.	Fee Table and Synopsis

	Incorporated by reference to Amendment No. 3.


Item 4.	Financial Highlights

(1)	Incorporated by reference to the Fund's Annual Report for the fiscal year ended October 31, 1995 definitive copies of which were filed with the Commission pursuant to Rule 30b2-1 of the Securities Exchange Act of 1934 on December 28, 1995 as Accession #0000927405-95-000179 (the "Annual Report").

(2)	Not applicable.

(3)	Not applicable.


Item 5.	Plan of Distribution

	Incorporated by reference to Amendment No. 3.


Item 6.	Selling Shareholders

	Not applicable.


Item 7.	Use of Proceeds

	Incorporated by reference to Amendment No. 3.


Item 8.	General Description of Registrant

(1)-(4)	Incorporated by reference to Amendment No. 3.

(5)	The common stock of the Registrant, par value $.001 per share (the
"Common Stock") is listed and has traded on the New York Stock Exchange, Inc. (the "NYSE") since October 31, 1994. The following table sets forth for the quarters indicated (i) the high and low closing prices per share on the NYSE of the Fund's Common Stock, (ii) the net asset value per share, and (iii) the premium or discount from net asset value, expressed as a percentage of net asset value, for each high and low closing price provided.

                                               Premium or Discount
Quarter     Share Price      Net Asset Value      % of NAV
Ended       High     Low     High    Low      High     Low

1/31/96     11.50	   8.75    11.98   10.88    (4.00)% (19.58)%
10/31/95    11.25    9.38    12.80   11.48   (12.11)% (18.29)%
7/31/95     12.25   10.00    13.19   12.21    (7.13)% (18.10)%
4/30/95     12.75    9.00    12.86   11.46     (.86)% (21.47)%
1/31/95     15.13   10.50    13.71   12.91   (10.36)% (18.67)%

	The Fund's shares have historically traded at a discount to net asset value. At the close of business on February 23, 1996, the market price of Common Stock on the NYSE was $10.88 per share, and the net asset value per share was $12.22.

(6)	Not applicable.


Item 9.	Management

(1)(a)	Incorporated by reference to Amendment No. 3.

   (b)	IDS International Inc. (the "Adviser"), located at 69 Old Broad
Street, London, England, serves as investment adviser to the Fund. Subject to the supervision and direction of the Fund's Board of Directors, the Adviser manages the portfolio of the Fund in accordance with the Fund's stated objective and policies, makes investment decisions for the Fund and places orders to purchase and sell securities. The Adviser is a wholly-owned subsidiary of American Express Financial Corporation, which is in turn a wholly-owned subsidiary of American Express Company. The Fund will pay the Adviser a fee for its advisory services at an annual rate of 1.25% of the value of the Fund's average weekly net assets. Prior to September 29, 1995, Lehman Brothers Global Asset Management Limited served as investment adviser to the Fund.

   (c)	Ian King, CFA, Portfolio Manager, Emerging Markets at the Adviser,
has acted as portfolio manager of the Fund since the Fund's commencement of operations and has primary responsibility for the day-to-day management of the Fund's investment portfolio. Prior to June 1995, Mr. King was a Director of Lehman Brothers Global Asset Management Limited.

(d)-(g)	Incorporated by reference to Amendment No. 3.

(2)	Not applicable.

(3)	Not applicable.


Item 10.	Capital Stock, Long-Term Debt, and Other Securities

(1)	Incorporated by reference to Amendment No 3.

(2)	Not applicable.

(3)	Not applicable.

(4)	Incorporated by reference to Amendment No. 3.

(5)	As of December 15, 1995, the Fund's capital stock was as follows:

   (1)         (2)           (3)               (4)
                       Amount Held by   Amount Outstanding
Title of     Amount     by Fund or      Exclusive of Amount
Class      Authorized  for its Account   Shown Under (3)

Common    100,000,000        0            4,007,169
Stock

(6)	Not applicable.


Item 11.	Defaults and Arrears on Senior Securities

	Not applicable.


Item 12.	Legal Proceedings

	Not applicable.


Item 13.	Table of Contents of the Statement of Additional
	Information

	Not applicable.




PART B.	INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL
	INFORMATION*

Item 14.	Cover Page

	Not applicable.


Item 15.	Table of Contents

	Not applicable.


Item 16.	General Information and History

	On September 29, 1995, the Fund changed its name from Lehman Brothers Latin America Growth Fund, Inc. to Latin America Growth Fund, Inc.


Item 17.	Investment Objective and Policies

	Incorporated by reference to Amendment No. 3.


Item 18.	Management

	Incorporated by reference to the Proxy Statement of the Fund dated December 28, 1995 for the Annual Meeting of Shareholders of the Fund held on February 12, 1996 as filed with the Commission on December 29, 1995 as Accession #0000927405-95-000180.


Item 19.	Control Persons and Other Principal Holders of
	Securities

(1)	Not applicable.

(2)	At January 31, 1996, the only person or "group" to beneficially own more than 5% of the outstanding shares of the Fund was Cede & Co., as nominee to the Depository Trust Company, Seven Hanover Square, 23rd Floor, New York, New York 10004, with 3,957,889 shares (98.77%).

(3)	At January 31, 1996, directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.



Item 20.	Investment Advisory and Other Services

(1)-(5)

(a)-(b)	Incorporated by reference to the Proxy Statement of the Fund dated
August 15, 1995 for the Special Meeting of Shareholders of the Fund held on September 28, 1995 as filed with the Commission on August 17, 1995 as Accession #0000927405-95-000053.

	IDS International Inc. serves as investment adviser to the Fund pursuant to a written advisory agreement approved by the Fund's Board of Directors, including a majority of those directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Fund, on July 7, 1995 and by the Fund's shareholders at a Special Meeting of Shareholders held on September 28, 1995. (Please see Item 9 for a description of the services provided by the Adviser under the investment advisory agreement.) The Adviser bears all expenses in connection with the performance of its services and pays the salaries of all officers or employees who are employed by both it and the Fund. Unless sooner terminated, the investment advisory agreement will continue in effect until September 28, 1996 and from year to year thereafter if such continuance is approved at least annually by the Fund's Board of Directors or by a vote of a majority of the oustanding shares of the Fund and, in either case by a majority of the directors who are not parties to such agreement or "interested persons" of any party by votes cast in person at a meeting called for such purpose. The investment advisory agreement is terminable by the Fund or the Adviser on 60 days' written notice and will terminate immediately in the event of its assignment. Prior to September 29, 1995, Lehman Brothers Global Asset Management Limited ("LBGAM") served as investment adviser to the Fund.

	For the fiscal year ended October 31, 1995, the Fund paid $624,310 in advisory fees of which $196,043.07 was paid to the Adviser and $428,266.87 was paid to LBGAM.

(6)-(8)	Incorporated by reference to Amendment No. 3.

Item 21.	Brokerage Allocation and Other Practices

(1)	Incorporated by reference to Amendment No. 3.

(2)	Not applicable.

(3)	Incorporated by reference to Amendment No. 3.

(4)	Incorporated by reference to Amendment No. 3.

(5)	Not applicable.


Item 22.	Tax Status

	Incorporated by reference to Amendment No. 3.


Item 23.	Financial Statements

	The Fund's audited financial statements for the fiscal year are incorporated by reference to the Annual Report.


PART C.  OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

(1)	Financial Statements

Parts A and B:

	Portfolio of Investments
	Statement of Assets and Liabilities
	Statement of Operations
	Statement of Changes in Net Assets
	Financial Highlights
	Notes to Financial Statements

	(Incorporated by reference as set forth in Item 20)

(2)	Exhibits:

(a)	Articles Supplementary
(g)	Investment Advisory Agreement
(r)	Financial Data Schedule
(s)	Powers of Attorney


Item 25.	Marketing Arrangements

	Incorporated by reference to Amendment No. 3.

Item 26.	Other Expenses of Issuance and Distribution

	Incorporated by reference to Amendment No. 3.


Item 27.	Persons Controlled by or Under Common Control

	Not applicable.



Item 28.	Number of Security Holders

	As of January 31, 1996:

	                               Number of
	Title of Class             Record Shareholders

	Common Stock			4,007,169


Item 29.	Indemnification

	Incorporated by reference to Amendment No. 3.


Item 30.	Business and Other Connections of Investment Adviser

	Information as to the directors and officers of the Adviser are included in its Form ADV filed with the Commission (Commission File No. 801-15966) and is incorporated herein by reference thereto.


Item 31.	Location of Accounts and Records

	Pursuant to Section 31(a) of the 1940 Act and Rules 31a1-3 thereunder, all accounts, books and other documents required to be maintained are located at:

Latin America Growth Fund, Inc.
c/o First Data Investor Services Group, Inc.
One Exchange Place
Boston, Massachusetts 02109

IDS International Inc.
11th Floor Dashwood House
69 Old Broad Street
London, England
(As Adviser)

Boston Safe Deposit & Trust Company
One Boston Place
Boston, Massachusetts 02108
(As Custodian)

First Data Investor Services Group, Inc.
One Exchange Place
Boston, Massachusetts 02109
(As Administrator, Transfer Agent, Registrar and Dividend-Paying Agent for Common Stock)


Item 32.	Management Services

		Not applicable.


Item 33.	Undertakings

		Not applicable.




SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 4 to its Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 28th day of February, 1996.

LATIN AMERICA GROWTH FUND, INC.

By: CHRISTINE P. RITCH
                   CHRISTINE P. RITCH

               Title:  Assistant Secretary






_____________________________
*All items required to be set forth in Part B: Statement of Additional Information has been included in Part A: The
Prospectus.


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